Exhibit 5.1

140 Scott Drive Menlo Park, California 94025 Tel: +1.650.328.4600 Fax: +1.650.463.2600 www.lw.com FIRM / AFFILIATE OFFICES
	Abu Dhabi	Munich
	Barcelona	New Jersey
	Brussels	New York
	Chicago	Northern Virginia
	Doha	Orange County
	Dubai	Paris
November 10, 2008	Frankfurt	Rome
	Hamburg	San Diego
	Hong Kong	San Francisco
	London	Shanghai
	Los Angeles	Silicon Valley
Micrel, Incorporated	Madrid	Singapore
2180 Fortune Drive	Milan	Tokyo
San Jose, California 95131	Moscow	Washington, D.C.

Re:	Registration Statement on Form S-8
9,433,959 shares of common stock, no par value

Ladies and Gentlemen:

We have acted as special counsel to Micrel, Incorporated, a California corporation (the “Company”) in connection with the proposed issuance of up to an aggregate of 7,500,000 shares of common stock of the Company (the “Option Shares”), no par value, (the “Common Stock”), pursuant to the Company’s 2003 Incentive Award Plan and up to an aggregate of 1,933,959 shares of Common Stock (the “ESPP Shares” and, together with the Option Shares, the “Shares”) pursuant to the Company’s 2006 Employee Stock Purchase Plan (together with the 2003 Incentive Award Plan, the “Plans”). The Shares are included in a registration statement on Form S-8 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on November 10, 2008 (the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, other than as expressly stated herein with respect to the issuance of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein only as to the General Corporation Law of the State of California, and we express no opinion with respect to any other laws.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor, or certificates representing the Shares have been manually signed by an authorized officer of the transfer agent and registrar therefor, and when the Shares have been issued by the

November 10, 2008

Company against payment therefor in the circumstances contemplated by the Plans, assuming in each case that the individual grants or awards under the Plans (including the terms of such grants or awards) are duly authorized by all necessary corporate action and duly granted or awarded and exercised in accordance with the requirements of law and as contemplated by the Plans (and the agreements and awards duly adopted thereunder and in accordance therewith), the issue and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and nonassessable.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP